U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   Tokayer               Marc                      D
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   (Last)               (First)                 (Middle)

   2 HaNagar Street
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                                    (Street)

   Kfar                   Saba                  Israel
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   TTR Technologies, Inc./ttre.ob
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year

   October / 2000
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |X|   Director                             |_|   10% Owner
   |X|   Officer (give title below)           |_|   Other (specify below)

   President / Chief Executive Officer
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7. Individual or Joint/Group Filing (Check Applicable Line)

   |X|  Form filed by one Reporting Person
   |_|  Form filed by more than one Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                             6.
                                                      4.                              5.                     Owner-
                                                      Securities Acquired (A) or      Amount of              ship
                                         3.           Disposed of (D)                 Securities             Form:       7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially           Direct      Nature of
                           2.            Code         ----------------------------    Owned at End           (D) or      Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month               Indirect    Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3              (I)         Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)                 (Instr.4)   (Instr. 4)
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
Common Stock               10/10/00       P               1,000       A      $4 1/16  * See attached page     D           --
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                   Page 1 of 2
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FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

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
Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


s/ Marc D. Tokayer                                       10/11/2000
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** Signature of Reporting Person                                  Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                              Attachment to Form 4
                            Filed by Marc D. Tokayer

      Following the purchase of the shares of common stock reported hereunder, Mr. Tokayer beneficially owns 270,273 shares of Common Stock held directly. He also holds employee stock options to purchase 805,250 shares of Common Stock, of which 173,000 are fully vested as of the date hereof.

      Mr. Tokayer disclaims beneficial ownership of another 324,274 shares of Common Stock held by the Tokayer Family Trust, the trustee of which is Mr. Tokayer's wife and the income beneficiaries of which are Mr. Tokayer's children.